Exhibit 10.1

GROSS REVENUE ASSIGNMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged by CANNASYS, INC., a Nevada corporation (“CannaSys”), MHB, INC., a Colorado corporation doing business as Mile High Brands (“MHB”), does hereby execute and deliver this Gross Revenue Assignment (this “Assignment”), effective as of November 3, 2015. CannaSys and MHB are hereinafter referred to individually, as a “Party,” or collectively, the “Parties.”

Recitals

Pursuant to that certain Share Exchange Agreement (“SEA”) dated of even date between the Parties (the “SEA”), MHB agreed to assign and transfer to CannaSys an amount equal to 10% of the Gross Revenues (as defined below) of MHB and in consideration of the SEA and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, is executing and delivering this Assignment pursuant to the SEA in order to effectuate the same.

Agreement

NOW THEREFORE, upon these premises, which are incorporated herein by this reference, MHB does hereby covenant, agree, assign, transfer, represent, and warrant as set forth below:

1.           Assignment; Operative Definitions

1.1.           In consideration of the SEA, MHB hereby assigns, transfers, and sets over unto CannaSys an amount equal to 10% of the Gross Revenues of MHB, commencing on 12:01 a.m., on November 3, 2015), continuing thereafter and payable as provided below, to have and to hold the same unto CannaSys and its successors and assigns, forever and perpetually, with the full power and authority to enforce, defend, sue for, and collect the same.

1.2.           When used herein, the term “Gross Revenues” shall mean all cash payments and the fair value of all noncash consideration actually received by MHB from any source and recognized or recognizable as gross revenue under generally accepted accounting principles consistently applied (“GAAP”), less only: (a) returns, refunds, credits, and allowances actually made or allowed by or to distributors, subcontractors, licensees or sublicensees, or other customers of MHB; (b) customary trade discounts (including anticipations) afforded to and actually taken by distributors, subcontractors, licensees or sublicensees, or other customers for any products or services of any kind or nature; and (c) taxes or tariffs assessed on sales or importation (only where applicable and when paid or payable by MHB), excluding only any distributions, dividends, fees, charges, or other amounts whatsoever received by MHB from CMHB, Inc., a Nevada corporation, the joint venture corporate entity owned and operated by the Parties in accordance with the SEA. “Gross Revenue” shall include cash consideration paid to MHB and the fair value, as determined in accordance with GAAP, of noncash consideration. MHB understands, agrees, and acknowledges that in the event that any sale or other disposition or transfer is made by or on behalf of MHB to any person, organization, middleman, distributor, subcontractor, licensee or sublicensee, or other entity of any kind that is, has been during the preceding 180 days, or becomes, within 180 days after the transaction in question, related or connected in any manner to MHB, or its officers, directors, or major shareholders (individually and/or collectively (a “Related Third Party”), the amount used for reporting Gross Revenue of such a sale or transfer shall always be the amount of cash or other consideration booked and/or received by MHB only from the first Party that is not a Related Third Party in the commercial chain for the sublease, license, or transfer to the final consumer or user. MHB’s receipt of a cash deposit, letter of credit, or other security to assure future payment does not constitute Gross Revenue until earned, in accordance with GAAP.

1.3.           MHB shall, within 45 days of the end of each calendar quarter (a “Reporting Period”), furnish to CannaSys complete and accurate statements, signed and certified to be true and complete by a duly authorized officer of MHB, showing the following related to such Reporting Period:

(a)           MHB’s sales of all products and services produced and sold by MHB (“MHB Products”), including sale volume by units and Gross Revenue (without deductions of any kind) by country or region and by distribution channel;

(b)           any deductions or adjustments in accordance with the first sentence of Section 1.2; and

(c)           Gross Revenue payable to MHB.

1.4           At the same time as delivering such statement, MHB shall make a payment of the amount of Gross Revenues receivable during such Reporting Period and the amount paid to CannaSys respecting such Reporting Period. MHB shall submit statements in accordance with the foregoing even if no sales have been made by MHB during such Reporting Period. MHB Products are considered sold when invoiced, shipped, delivered and when MHB receives payment.

1.5           All payments hereunder shall be made in U.S. dollars without deduction whatsoever, including deduction of any expenses or withholding or other taxes that MHB is legally obligated to pay (amounts specified to be net of taxes payable by MHB). Payments shall be made in cleared funds to CannaSys by bank transfer to the account provided to MHB from time to time in writing.

1.6           When reasonably requested by CannaSys and with each Reporting Period), MHB shall provide CannaSys with: (a) copies of MHB’s most recent internal financial statements (and, if available, audited, compiled, or reviewed financial statements, including footnotes); and (b) an updated list of the names and addresses, to the extent known by MHB, of all manufacturing sources, subcontractors, distributors, suppliers, dealers, wholesalers, retailers, accounts and others which have been engaged in the design, manufacture, advertising, promotion, sale, distribution or other dealings with any or all of the MHB Products and related materials.

1.7           Overdue payments shall bear interest at the rate of 4% per annum.

1.8           MHB shall pay any withholding or similar taxes that MHB is legally obligated to pay in a timely manner and shall, on written request, promptly provide CannaSys with a receipt evidencing such payment.

1.9           CannaSys will not be liable for any withholding tax, including any interest, penalties, or other associated costs, relating to any withholding obligation imposed by the government or taxing authority of any country, state, province, municipality, or any other government jurisdiction arising as a result of sales by, or other commercial activities of, MHB or its subcontractors governed by this Assignment. MHB shall indemnify, reimburse, and otherwise hold harmless, CannaSys for any such costs imposed on CannaSys. MHB’s obligation to pay taxes shall survive any expiration or termination of this Assignment

2.           Books and Records

2.1           MHB shall, at all times, keep and maintain complete and accurate books and records in connection with sales of MHB Products and the computation of Gross Revenues in respect thereof, including correspondence, banking, financial, and other records relating to the various items to be shown on the sales reports to be submitted under Section 1.3 hereof. Such books and records shall be available for inspection and audit at any time or times during reasonable business hours and upon reasonable notice by CannaSys or its authorized representatives. If CannaSys conducts an audit and inspection that discloses a deficiency of less than 5% between the amount found to be due to CannaSys and the amount actually paid or credited to CannaSys, then MHB shall pay CannaSys the amount of the deficiency plus interest at the rate set out in Section 1.7. In that circumstance, CannaSys shall bear the full costs and expenses of the audit. If the audit discloses a deficiency of 5% or more between the amount found to be due to CannaSys and the amount actually paid to CannaSys, then MHB shall, in addition to paying the deficiency together with interest as calculated above, promptly reimburse CannaSys and its representatives for all costs and expenses incurred in conducting such audit (including professional and staff fees and travel, accommodation, and local meal expenses).

2.2           CannaSys may, at its own expense, retain an independent certified public accounting firm, or other public accounting firm approved by MHB, to prepare a statement detailing the information required under Section 1.3. MHB shall cooperate with CannaSys and its accounting firm to provide them with access to MHB’s books, records, and business information relevant to the compilation and preparation of such a detailed statement.

2.3           Upon CannaSys’s written request, MHB shall provide CannaSys with true and correct copies of any internal financial statements (and if available, audited, compiled, or reviewed financial statements, including footnotes) that have been prepared by or for MHB for the requested fiscal year(s).

2.4           The exercise by CannaSys, in whole or in part or at any time or times, of the right to audit records and accounts or of any other right herein granted; the acceptance by CannaSys of any statement or statements; or the receipt and deposit by CannaSys of any payment tendered by or on behalf of MHB shall be without prejudice to any rights or remedies of CannaSys.

3.           Representations and Warranties

3.1           Each Party represents and warrants that: (a) it has the full right and authority to enter into this Assignment, perform its obligations, and grant the rights granted hereunder; and (b) its execution, delivery, and performance of this Assignment will not result in a breach of any material assignment or understanding to which it is a party or by which it or any of its material properties may be bound.

3.2           MHB represents and warrants that: (a) MHB is neither insolvent, nor shall be rendered insolvent by entering into this Assignment or the transactions contemplated hereunder; and (b) MHB is able to perform all obligations and make all payments contemplated hereunder.

3.3           Except as expressly set forth in this Assignment, and to the extent permitted by law, each Party expressly disclaims all warranties and representations, whether express, implied, or statutory, including any implied warranty of merchantability, noninfringement, or fitness for a particular purpose.

4.           Indemnity

4.1           MHB shall indemnify, defend, and hold harmless CannaSys and its subsidiary and affiliated entities, and their respective directors, officers, employees, and agents, from and against any claims, liabilities, costs (including reasonable legal fees), damages, loss of profits or goodwill, or other loss (whether direct, indirect, or consequential) whatsoever arising out of or in connection with this Assignment, including: (a) the design, manufacture, sale, advertising, promotion, distribution, or use of MHB Products by MHB, any of its subcontractors, or any of their affiliates, employees, officers, directors, agents, and other representatives; (b) any use of the MHB Products by MHB; (c) any violation of any intellectual property rights used by MHB in connection with the MHB Products; (d) any alleged breach or breach by MHB or any of its subcontractors of any of the undertakings, representations, warranties, or other terms contained in this Assignment; (e) any violation or alleged violation of or other noncompliance with any law by MHB or any of subcontractors; (f) any alleged action or failure to act whatsoever by MHB; and (g) any sales or distribution by MHB or any of its subcontractors of the MHB Products to a country or region in which MHB Products may lawfully be sold or used. MHB shall cause each of its subcontractors to execute a similar indemnity provision in favor of MHB and CannaSys, which provision shall expressly identify CannaSys as an intended third-party beneficiary.

4.2           CannaSys shall indemnify, defend, and hold harmless MHB and its subsidiary and affiliated entities, and their respective directors, officers, employees, and agents, from and against any claims whatsoever arising out of or in connection with any alleged or actual material breach by CannaSys of any of its representations, warranties, or undertakings hereunder.

4.3           If an indemnifiable claim is made against an indemnified party, such party will promptly notify the indemnifying party of such claim. Failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that the indemnifying party might have, except to the extent that such failure materially prejudices the indemnifying party’s legal rights. The indemnified party shall cooperate with the indemnifying party in the defense and/or settlement of such claims; but, the indemnifying party shall assume control of the defense of such claim. The indemnified party may participate in the defense of the claim at its own cost. Notwithstanding anything contained herein: (a) the indemnified party shall not enter into any settlement or compromise that provides for any remedy of the claim without the prior written approval of the indemnifying party, which approval will not be unreasonably withheld; and (b) MHB may not enter into any settlement or compromise that involves or affects any property, product, or assets of CannaSys without CannaSys’s prior written approval.

5.           General

5.1           Any notice, demand, request, or other communication permitted or required under this Assignment shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

If to CannaSys to:

CannaSys, Inc.
Attn: Michael A. Tew
1720 South Bellaire Street, Suite 325
Denver, CO 80222
Phone: (800) 420-4866
Email: Michael.Tew@cannasys.com

If to MHB, to:

MHB, Inc.
Attn: Arnold Jay Boisdrenghien
5910 S. University Blvd, C-18 Unit 165
Littleton, CO 80121
Phone: 303.898.4571
Fax: 303.758.8111
Email: arnoldaj484@aol.com

with a copy to (which shall not constitute notice):

Bart and Associates, LLC
Attn: Ken Bart
8400 East Prentice Avenue
Suite 1500
Greenwood Village, CO 80111
Telephone: (720)-226-7511
Facsimile: (720)-528-7765
Email: kbart@kennethbartesq.com

and:

David H. Wollins
950 South Cherry Street, Suite 512
Denver, CO 80246
Telephone: 303.758.8900
Facsimile: 303.758.8111
Email: dwollins@dhwpc.law.com

Each Party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

5.2           In the event that any section of this Assignment shall be deemed to be invalid or unenforceable, this shall not affect the legal enforceability of the Assignment as a whole, and the Parties may replace such invalid section with a mutually agreed enforceable replacement section, as close as possible in interpretation to the invalid section.

5.2           Nothing in this Assignment is intended on a proper construction to confer any benefit on any third party and no term will be enforceable by any third party.

5.3           Failure of any Party at any time to demand strict performance by the other of any of the undertakings, terms, or conditions set out in this Assignment shall not be construed as a continuing waiver or relinquishment thereof, and each Party may, at any time, demand strict and complete performance by the other of the said undertakings, terms, and conditions. No written waiver shall excuse the performance of any act other than those specifically referred to therein. The normal expiration of the term of this Assignment shall not relieve either Party of its respective obligations accruing prior thereto, nor impair or prejudice the respective rights of either Party against the other, which rights by their nature survive such expiration. Neither CannaSys nor MHB makes any warranties or representations except those specifically expressed herein. None of the terms of this Assignment may be modified or otherwise amended except by an express agreement in writing signed by the Parties.

5.4           This Assignment does not constitute and shall not be construed as constituting an agency, partnership, or joint venture relationship between MHB and CannaSys. MHB shall have no right to obligate or bind CannaSys in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

5.5           This Assignment and the SEA contain the entire agreement between the Parties respecting its subject matter and shall replace and supersede any prior agreement or course of dealings or course of performance between the Parties, whether written or oral, pertaining to the subject matter hereof. Any amendment or variation hereto must be in writing and signed by both Parties. No purported course of dealings, conduct, or failure to act shall provide a basis for purported modification of this Assignment or for any waiver of any Party’s rights or obligations under this Assignment.

5.6           This Assignment shall be shall be governed by, construed, interpreted, and enforced according to the laws of the state of Colorado, without giving effect to any choice or conflict of law provision or rule (whether the state of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Colorado.

5.7           If any question, disagreement, difference, or controversy shall arise among the Parties regarding any amount payable pursuant to this Agreement, such question, disagreement, difference, or controversy shall be resolved in accordance with this section as follows:

(a)           The question, disagreement, difference, or controversy to be resolved under this Assignment shall initially be discussed by the parties in a consultation (the “Consultation”) consisting of, on behalf of CannaSys, the chief executive officer of CannaSys and another party not an officer or director of CannaSys, and on behalf of MHB, the chief executive officer of MHB and another person who is not an officer or director of MHB. Any participant to the Consultation may be accompanied by an attorney. All participants in the Consultation must possess some expertise in business and accounting. The Party wishing to submit a matter for Consultation shall give to the other Party a notice (the “Notice of Consultation”) setting forth in reasonable detail the issue or issues to be addressed at the Consultation. Within 30 days after delivery of such Notice of Consultation, the members of the panel shall meet in person at a mutually convenient time and place to attempt for no less than three aggregate hours of person-to-person meetings to seek resolution of the matter described in the Notice of Consultation. The parties shall: (i) consult in good faith; (ii) exchange all documents that each believes to be relevant and material to the issue(s) in dispute; (iii) exchange written position papers stating their position on the dispute(s) supported by such facts and statements, certified as true and correct as the Party may deem appropriate; and (iv) engage and cooperate in such further inquiry or investigation as the Parties may deem appropriate. The Parties agree that the Consultation shall be confidential and inadmissible in evidence under the Colorado Rules of Civil Procedure.

(b)           Any matter unresolved after the Consultation described above within 25 days after the Notice of Consultation shall be settled by binding arbitration in accordance with the provisions of this section and the provisions of the Colorado Uniform Arbitration Act, C.R.S. §13-22-201 et seq. (the “Colorado Act”) The Party wishing to submit a matter to arbitration shall give to the other Party a notice of arbitration (the “Notice of Arbitration”) setting forth in reasonable detail the issue or issues to be submitted to arbitration and the remedy or remedies sought. The Notice of Arbitration shall not include any matter at issue not included in the Notice of Consultation. The other Party shall submit a responsive statement setting forth the other Party’s basis for the dispute (the “Response”).

(c)           Within 20 days after delivery of the Notice of Arbitration, the Parties will agree upon an arbitrator or, if unable to agree, will seek court appointment of an arbitrator pursuant to the Colorado Act. Any arbitrator designated to serve in accordance with the provisions of this Assignment shall be disinterested and shall, by reason of education, experience, or both, be capable of evaluating financial statements and the presentation of information therein, but shall not be required to be a certified public accountant. When the arbitrator is appointed, the Parties shall jointly submit the initial Notice of Arbitration and Response.

(d)           Within 20 days from appointment of the arbitrator, each Party shall submit to the other Party and the arbitrator a written position paper stating the position of such Party with respect to the dispute, supported by statements of fact, testimony, documents, and other evidence certified to be true and correct, concerning the matters in issue.

(e)           The arbitration provided herein shall be conducted in Denver, Colorado. The arbitrator shall follow such rules in reaching his decision as he and the Parties shall agree upon, and otherwise as determined by the arbitrator in accordance with the Colorado Act. Within 20 days of appointing the arbitrator, the Parties and the arbitrator shall participate in an initial telephone conference.

(f)           At the direction of the arbitrator, the Parties shall be permitted to submit to the arbitrator written positions and arguments, but shall not be entitled to conduct discovery other than pursuant to the Colorado Act, which allows for a deposition when appropriate to make hearings fair, expeditious, and cost-effective. It shall be the duty of the arbitrator to resolve the issues in dispute as promptly as practicable after his appointment, but in any event within 30 days after his appointment. The arbitrator shall not have the power or authority to revoke, reform, or revise any portion of this Assignment or to award consequential, incidental, or punitive damages.

(g)           The determination of the issues by the arbitrator shall be binding upon the Parties for the purposes set forth in this Assignment and shall not be reviewable by any court except for reasons set forth in the Colorado Act.

(h)           The fees and expenses of the arbitrator and all other expenses, if any, of the arbitration shall be borne equally by the Parties, except as determined by the arbitrator. Notwithstanding the foregoing, the legal, witness, and other representation costs of a Party shall be borne by the Party to whom such expenses related.

(i)           Arbitration shall be the sole and exclusive remedy between the Parties respecting any dispute arising under this Assignment. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. If any Party shall institute any court proceeding in an effort to resist arbitration and be unsuccessful in resisting arbitration or shall unsuccessfully contest the jurisdiction of any arbitration proceedings or forum over any matter that is the subject of this Assignment, the prevailing Party shall be entitled to recover from the unsuccessful Party the prevailing Party’s legal fees and any out-of-pocket expenses incurred in connection with the defense of such legal proceeding or its efforts to enforce its rights to arbitration as provided herein.

5.8           Each Party hereby voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this Assignment or any of the transactions contemplated hereby.

5.9           No Party shall assign its rights and obligations under this Assignment without the written consent of the other Party. This Assignment shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their permitted successors and assigns.

5.10           This Assignment may be executed in multiple counterparts of like tenor, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.  Counterpart signatures of this Assignment that are manually signed and delivered by facsimile transmission; by a uniquely, marked computer-generated signature; or by other electronic methods, shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner and shall be the same as the delivery of an original.

5.11           Each of the individuals signing this Assignment on behalf of a Party warrants and represents that such individual is duly authorized and empowered to enter into this Assignment and bind such Party hereto.

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed as November 3, 2015.

CANNASYS, INC.

By: /s/ Michael Tew
Name: Michael Tew
Its: CEO

MHB, INC. d/b/a MILE HIGH BRANDS

By: /s/ Arnold Jay Boisdrenghien
Name: Arnold Jay Boisdrenghien
Its: CEO